Exhibit 99.1

Sterling Financial Corporation of Spokane, Washington, Announces Second-Quarter 2009 Results

  Strong Capital and Liquidity Positions Maintained
  Strong Income Growth from Mortgage Banking Operations
  Classified Residential Construction Assets Stabilized

SPOKANE, Wash.--(BUSINESS WIRE)--July 23, 2009--Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced results for the second quarter ended June 30, 2009 of a net loss of $29.5 million. Second-quarter 2009 earnings results reflect an elevated loan loss provision of $79.7 million, higher expenses associated with the resolution of other real estate owned ("OREO") of $18.2 million and increased Federal Deposit Incorporation Corporation ("FDIC") insurance premiums, including a special FDIC assessment of $5.6 million. After the payment of preferred dividends to the U.S. Department of the Treasury under its Capital Purchase Program, earnings available to common shareholders were negative $33.9 million, or $0.65 per common share, compared with earnings of $11.7 million, or $0.23 per common share, for the second quarter ended June 30, 2008. Earnings for the six months ended June 30, 2009 were a loss of $58.7 million, or $1.13 per common share, compared with a profit of $14.6 million, or $0.28 per common share, for the same period in 2008.

"We remain diligently focused on managing the challenges of a difficult economy and are encouraged by the progress we are achieving with credit resolution. For the first time since this economic downturn began, our level of classified residential construction assets began to stabilize. This reflects our aggressive actions to resolve problem assets such as achieving pay-down of loans through incentive programs, modifying loan terms for the benefit of the bank and borrower, and decreasing the amount of OREO through sales," said Harold B. Gilkey, chairman and chief executive officer. "Sterling's quarterly pretax income, before credit costs (provision for credit losses, OREO non-interest expenses and reversal of accrued interest income on non-performing assets) and a special FDIC assessment,1 remained strong and would have exceeded $50 million. Sterling's total risk-based capital ratio was maintained at 13.0%," continued Mr. Gilkey.

Second-Quarter 2009 Highlights

(for the three month period ended June 30, 2009)

  Tier I leverage capital ratio was 8.7%.
  Additional borrowing capacity was $2.85 billion.
  Total deposits increased 4% over last year to $8.30 billion.
  Fees and service charges income was up 8% over the linked quarter to $14.9 million.
  Income from mortgage banking operations rose 67% from a year ago to $13.7 million.
  Net OREO declined by $18.4 million over the linked quarter to $65.2 million.

Balance Sheet and Capital Management

Sterling's efforts to improve its balance sheet risk profile as well as manage its capital and liquidity positions led to a contraction in total assets to $12.40 billion at June 30, 2009 from $12.82 billion at March 31, 2009, and $12.70 billion at June 30, 2008.

Net loans receivable totaled $8.44 billion at the end of the second quarter of 2009, compared with $8.68 billion at the end of the first quarter of 2009, and $9.22 billion at the end of the second quarter of 2008. The contraction in Sterling’s loan portfolio reflects Sterling’s goal of reducing construction loans as a percent of its total loan portfolio. At the end of the second quarter of 2009, residential construction loans represented 14% of Sterling’s loan portfolio, compared with 19% at the end of the second quarter of 2008. Residential construction loans decreased by $140.9 million, an 11% decline, over the last quarter, and by $645.7 million, a 35% reduction, over the last year to $1.19 billion at June 30, 2009.

Sterling's total deposits rose to $8.30 billion, a 4% increase over the second quarter of last year. "The continued growth of deposits, especially in our retail checking accounts, reflects the ongoing success of our deposit strategy. To increase deposits, we have been simplifying our product offerings, providing customers with greater convenience and fair pricing, and enhancing internal sales training," stated Mr. Gilkey. While total deposits declined from $8.49 billion at March 31, 2009, core deposits increased in the second quarter over the first quarter of 2009. "The decline in total deposits at quarter end primarily reflects a reduction of $160 million in brokered certificates of deposit," Mr. Gilkey observed. Due to the increased dollar amount of core deposits as well as an improved mix of its deposit base, Sterling was able to reduce the amount of more costly borrowings from outside sources, such as the Federal Home Loan Bank of Seattle, reverse repurchase agreements, and primary-credit and term-auction facilities from the Federal Reserve Bank, by $198.2 million over the linked quarter and by $530.0 million from the year-ago quarter. As a result, Sterling's funding costs improved by 21 basis points over last quarter and by 75 basis points over last year. As of June 30, 2009, Sterling had additional borrowing capacity from outside sources of $2.85 billion.

The total value of Sterling's cash equivalents and investment-grade securities was $2.84 billion at June 30, 2009, compared with $3.08 billion at March 31, 2009, and $2.39 billion at June 30, 2008. Sterling's investment portfolio of $2.72 billion at quarter end is comprised mostly of high-quality government-backed securities. The portfolio is managed for liquidity and capital preservation. "Throughout this credit cycle, we have rigorously adhered to our investment discipline. As interest rates began to fall, we did not seek higher yield premiums by investing in exotic financial instruments. For this reason, thus far we have avoided write-downs in our investment portfolio that many banks have had to recognize," Mr. Gilkey commented.

Sterling maintained its total risk-based capital ratio of 13.0% at June 30, 2009, which is above the regulatory minimum "well-capitalized" requirement of 10.0%. In order to maintain its strong capital position, Sterling elected to decrease total assets in order to reduce its capital requirement. "Throughout this credit cycle, Sterling has acted proactively to maintain healthy capital ratios and a strong liquidity position. Our commitment is to continue maintaining a safe, sound and secure banking practice for the benefit of customers, shareholders and employees," said Mr. Gilkey. On July 20, 2009, Sterling announced the filing of a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC"). This registration statement replaces the company's prior shelf registration statement. The registration statement, if and when declared effective by the SEC, will enable Sterling to raise up to an aggregate of $500 million through the issuance of equity, debt, or other types of securities from time to time and through one or more methods of distribution. "By updating and expanding our shelf registration, we are ensuring that Sterling has the ongoing financial flexibility to meet the continued credit needs of the communities that we serve and act strategically as consolidation opportunities emerge," said Mr. Gilkey.

Operating Results

Net Interest Income

Sterling's net interest income was $87.6 million for the quarter ended June 30, 2009, compared with $88.3 million for the quarter ended March 31, 2009, and $94.1 million for the quarter ended June 30, 2008. Sterling's higher level of non-performing assets, including non-accrual loans and OREO, was primarily responsible for the reduced levels of net interest income. During the second quarter of 2009, Sterling reversed $12.6 million, representing 41 basis points, of interest income on non-performing assets, compared with $9.9 million, or 32 basis points, for the first quarter of 2009, and $4.9 million, or 17 basis points, for the second quarter of 2008.

Net interest income for the first six months of 2009 was $176.0 million, compared with $186.2 million for the first six months of 2008. During the six-month period ended June 30, 2009, Sterling reversed $22.2 million, or 37 basis points, of interest income on non-performing assets compared with $9.7 million, or 17 basis points, for the six-month period ended June 30, 2008.

Net interest margin for the quarter ended June 30, 2009 was 2.87%, decreasing 11 basis points over the linked quarter and 36 basis points over the year-ago quarter. In addition to reversal of accrued interest income on non-performing assets, a shift in the mix of interest-earning assets toward investments and cash, which generally provide lower yields than other interest-earning assets, also contributed to the decrease in net interest margin. During the quarter, Sterling carried larger cash balances in advance of the planned reduction of some public transaction deposits. In addition, Sterling's asset sensitivity during a declining interest rate environment contributed to the year-over-year contraction in net interest margin.

For the six months ended June 30, 2009, net interest margin was 2.92%, compared with 3.23% for the six months ended June 30, 2008. Sterling's higher level of non-performing assets, its asset sensitivity during a declining interest rate environment, and a shift in its mix of interest-earning assets were the main reasons for the decrease in net interest margin.

Non-Interest Income

Non-interest income primarily includes fees and service charges income, mortgage banking operations and other items such as bank-owned life insurance, loan servicing fees and OREO operations. In the second quarter of 2009, non-interest income was $13.5 million, compared with $25.5 million in the second quarter of 2008. The decrease in non-interest income was driven by higher OREO costs of $18.2 million, compared with $0.2 million in the second quarter of 2008. Excluding OREO costs, second-quarter non-interest income rose 23% over the comparable period last year. The elevation in OREO costs during the quarter reflects Sterling's efforts to resolve problem accounts through foreclosure and liquidation.

For the quarter ended June 30, 2009, fees and service charges income contributed $14.9 million to non-interest income, an increase of 8% from $13.8 million in the first quarter of 2009, but was down 7% from $16.0 million in the second quarter of 2008. Income from certain fees and service charges is influenced by the number of transaction accounts. Relative to the first quarter of 2009, transaction accounts were up nearly 2%, or 6% on an annualized basis. Fees and service charges income for the second quarter reflects higher Balance Shield overdraft fees, debit card and ATM fees, and financial services commissions, offset by a decrease in loan-related fees, including prepayment penalties. In the second quarter of 2008, fees and service charges income benefited from higher financial services commissions reflecting more non-deposit product transactions and higher real estate exchange fees.

Mortgage banking operations income in the second quarter of 2009 rose 67% to $13.7 million from $8.2 million in the second quarter of 2008, continuing the trend that started in the fourth quarter of 2008. For the second quarter of 2009, total residential mortgage originations were $946.5 million, with residential loan sales of $814.2 million, compared with originations of $376.1 million and loan sales of $377.0 million in the second quarter of 2008. "Our residential mortgage subsidiary, Golf Savings Bank, is enjoying its best year ever. Golf's current year-to-date production, measured in closed mortgage loans, has surpassed its production for all of 2008. Mortgage-product demand is being stimulated by historically low interest rates, government-supported loan programs and special loan incentive programs offered by many banks and the government. Compared with last year, in the states of Washington, Oregon and Idaho, Golf has made significant gains in its share of mortgage originations for new home purchases as well as improved its share of total mortgage originations, which include both new home loans and refinancings," commented Mr. Gilkey.

Sterling's non-interest income was $45.6 million for the six months ended June 30, 2009, compared with $46.7 million for the six months ended June 30, 2008. The results reflect higher income from mortgage banking operations as well as net gains on the sale of securities, but offset by higher OREO costs.

Non-Interest Expenses

Non-interest expenses rose to $87.0 million in the second quarter of 2009 from $72.4 million in the second quarter of 2008. Higher FDIC deposit insurance premiums, including a special FDIC assessment of $5.6 million, was the primary driver of higher non-interest expenses. Exclusive of FDIC insurance premiums, non-interest expenses rose 6%. This rise reflects expenses related to enhanced credit resolution efforts as well as costs associated with the growth of Sterling's mortgage banking operations. ''Our ratio of non-interest expenses to average assets was 2.71% during the quarter. Excluding the FDIC special assessment, that ratio was 2.54%. We continue to manage our overhead expenses relative to our asset base through improving our cost structure and increasing operating efficiency," Mr. Gilkey said.

For the six-month period ended June 30, 2009, non-interest expenses were $162.5 million, compared with $144.6 million for the six-month period ended June 30, 2008. Excluding FDIC insurance premiums, non-interest expenses for the six-month period rose 4%.

Lending Activity

During the second quarter of 2009, Sterling originated total net loans of $1.24 billion, representing a 28% increase over the first quarter of 2009 and a 17% gain over the second quarter of 2008. "Our higher level of loan originations reflects our commitment to increase credit availability to homebuyers, consumers and small businesses during a difficult credit cycle. As a result of our participation in the U.S. Department of the Treasury's Capital Purchase Program, we have additional capital resources to make credit available in the communities that we serve. Our recently introduced special homebuyers lending program and our expanded SBA loan platform have been well received by our customers," said Mr. Gilkey. Residential real estate mortgage originations represented $946.5 million of total loan originations in the second quarter, compared with $710.6 million in the previous quarter, and $376.1 million in the year-ago quarter. Consumer loan originations increased to $99.0 million during the second quarter of 2009, up from $79.3 million in the first quarter of 2009. Commercial real estate rose to $63.5 million during the quarter, up from $19.2 million in the linked quarter, primarily reflecting the conversion of commercial construction loans into permanent financing. Reflecting lower demand for credit in a recessionary economy, commercial banking originations were $86.8 million, down from $106.4 million in the last quarter and $169.8 million in the year-ago quarter. Consistent with Sterling's strategic goal of reducing construction loans as a percent of its total loan portfolio, total construction originations were $17.4 million in the current quarter, compared with $18.3 million in first-quarter 2009 and $158.2 million in second-quarter 2008.

Credit Quality

In the second quarter of 2009, Sterling recorded a $79.7 million provision for credit losses, compared with $65.9 million for the linked quarter, and $31.0 million for the same period a year ago. "The ongoing recession is causing higher levels of credit stress throughout our region, which in turn has led to an increase in our provision to reflect increased levels of classified assets within our loan portfolio and higher levels of charge-offs reflecting lower real estate appraisal values," stated Mr. Gilkey.

Classified assets include performing substandard loans, non-performing loans and OREO. As of June 30, 2009, classified assets were $1.22 billion, compared with $1.07 billion at March 31, 2009, and $497.5 million at June 30, 2008. "While we experienced a 6% decrease in classified residential construction assets over the previous quarter, asset-quality challenges are increasing in certain areas of our portfolio. During the quarter, the largest increase in classified assets by loan type was in commercial construction and primarily relates to a few multifamily projects and one office project," said Mr. Gilkey.

At June 30, 2009, non-performing assets totaled $787.5 million, compared with $670.0 million at March 31, 2009, and $303.4 million at June 30, 2008. Non-performing assets rose 18% over the linked quarter. In contrast, non-performing residential construction assets rose 3% over the same period. During the quarter, Sterling reduced its levels of non-performing residential construction assets in the following markets: southern California; Boise, Idaho; Utah; and Vancouver, Washington. Non-performing residential construction assets in the Portland, Oregon market remained relatively unchanged compared with the linked quarter. During the quarter, the Puget Sound region saw an increase of $45.5 million in non-performing residential construction assets, approximately half of which relates to two projects located outside of King County. Despite a rise in non-performing residential construction assets in the Puget Sound region, where Sterling has underwritten most of its residential construction loans, Sterling's residential construction loan portfolio in that region continues to perform better than residential construction assets in other markets. Sterling's loan portfolio in Puget Sound has a higher concentration of vertical construction than in most other markets.

The accompanying table shows an analysis of Sterling's non-performing assets by loan category and geographic region for the current, prior and year-ago quarters.

NON-PERFORMING ASSET ANALYSIS
($ in thousands)
	6/30/2009		3/31/2009		6/30/2008
	Amt	% of Gross NPAs	Amt	% of Gross NPAs	Amt	% of Gross NPAs

Residential construction (by location)
Puget Sound	$129,248	16%	$83,711	12%	$30,986	10%
Portland, OR	121,037	15%	118,524	18%	46,101	15%
S. California	42,960	5%	64,818	10%	40,085	13%
Bend, OR	29,474	4%	26,114	4%	19,695	6%
Boise, ID	27,270	3%	37,921	6%	34,939	12%
Vancouver, WA	20,447	3%	23,945	4%	19,854	7%
Utah	20,230	3%	26,823	4%	36,179	12%
Other	76,584	10%	71,527	10%	13,314	5%
Total residential construction	467,250	59%	453,383	68%	241,153	80%

Commercial construction (a)	127,720	16%	78,888	12%	12,017	4%

Commercial banking	86,117	11%	56,118	8%	29,072	10%

Residential real estate	61,761	8%	50,420	8%	10,121	3%

Commercial real estate (b)	37,845	5%	25,276	3%	7,035	2%

Consumer	6,761	1%	5,866	1%	4,009	1%
Total gross NPAs (c)	$787,454	100%	$669,951	100%	$303,407	100%
Specific reserves	(24,554)		(16,970)		(40,597)
Total net NPAs (c)	$762,900		$652,981		$262,810

(a) Includes multifamily.
(b) Includes multifamily real estate of $10.9 million for 6/30/2009, $6.0 million for 3/31/2009, and $2.2 million for 6/30/2008.
(c) Includes confirmed loss amounts of $224.7 million for 6/30/2009, $185.0 million for 3/31/2009, and none for 6/30/2008.

The largest loan segment of non-performing assets continues to be construction, including residential, commercial and multifamily. Non-performing construction loans represented 75.6% of total non-performing assets and increased 12%, or by $62.7 million, to $595.0 million during the second quarter of 2009. Of the $62.7 million increase, $13.9 million was from residential construction, commercial construction contributed $22.3 million, and multifamily added $26.6 million. During the quarter, non-performing commercial banking assets increased by $30.0 million, or by 53%, over the linked quarter; residential mortgage loans rose by $11.3 million, or by 22%. Non-performing assets related to commercial real estate, multifamily real estate and consumer each rose by less than $10 million over the linked quarter.

Sterling believes its success at decreasing classified residential construction assets and reducing the rate of growth of non-performing residential construction assets, reflects the cumulative efforts of its construction credit team, which has been in place since early 2008 to manage and resolve stressed assets. The process of resolving problem assets involves restructuring loans, obtaining additional collateral, repossessing problem assets, evaluating loans in relation to fair market value and disposing of OREO assets. Sterling is also providing a homebuyer loan program to assist builders and developers in the sale of their Sterling-financed inventory. "We are encouraged by the number and size of resolutions that we are achieving and anticipate continued success. Still, it will take several more quarters for our credit administration team to manage and resolve problem assets," said Mr. Gilkey.

Cumulatively, Sterling has written down its non-performing assets by $278.1 million as of June 30, 2009, compared with write-downs of $244.0 million as of March 31, 2009, and $53.1 million as of June 30, 2008. Sterling continued modifying the terms of certain problem loans in an effort to improve loan quality, in part, by requiring borrowers to provide additional collateral and capital. At June 30, 2009, Sterling had restructured loans of $105.3 million, compared with $84.3 million at March 31, 2009, and $149,000 as of June 30, 2008. During the quarter, sales of foreclosed properties increased to $32.4 million from $11.0 million in the linked quarter. This sales activity contributed to a decline in net OREO to $65.2 million at the end of the quarter from $83.6 million at March 31, 2009.

In the first quarter of 2009, Sterling introduced a lending incentive plan to increase sales of newly constructed homes currently financed by Sterling. Under the program, qualified homebuyers could select between a rate as low as 3.875% on a 30-year conventional mortgage or a 3% contribution, up to $20,000, from Sterling that could be used for closing costs or rate buy-downs on FHA, VA or conventional loans. Since the start of this program through the end of June 2009, Sterling closed 280 loans under this program with aggregate sales of $97 million, or an average selling price of approximately $347,000 per loan. “Due to the success of this homebuyers program, we anticipate that the program will be continued with slight revisions in terms. Based on its pipeline of loan activity at quarter end, Sterling anticipates continued success with this program during the third quarter of 2009," commented Mr. Gilkey.

At June 30, 2009, the allowance for credit losses totaled $235.1 million, or 2.71% of total loans, compared with $230.3 million, or 2.59% of total loans at March 31, 2009, and $168.7 million, or 1.80% of total loans at June 30, 2008. During the quarter, Sterling recognized total net charge-offs of $75.0 million, the majority of which is related to non-performing construction loans, compared with $13.6 million during the second quarter of 2008. The year-to-date ratio of net charge-offs to average loans was 1.52%, compared with 0.18% in the comparable period last year.

Shareholders' Equity

At June 30, 2009, Sterling's tangible book value per share was $10.53, down from $10.99 at the end of the first quarter of 2009, and down from $13.41 at the end of the second quarter of 2008. Both the year-over-year and linked-quarter decreases in tangible book value primarily reflect net losses and the payment of preferred dividends, partially offset by lower unrealized losses on investments and mortgage-backed securities. Sterling's ratio of tangible shareholders' equity to tangible assets was 6.95% at the end of the second quarter of 2009, compared with 6.91% at the end of the first quarter of 2009, and 5.71% at the end of the second quarter of 2008.

Goodwill

Sterling is currently analyzing the value of its goodwill to determine if further impairment has resulted based on the continued market volatility and the decline in price of Sterling's common stock since the beginning of 2008. At June 30, 2009, Sterling had goodwill of $227.6 million. Sterling previously recognized a non-cash charge of $223.8 million to reflect the impairment of its goodwill as of December 31, 2008.

Any potential goodwill impairment could be material to reported earnings, but would be a non-cash charge and have no effect on Sterling's cash balances, liquidity or tangible equity. In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, Sterling's well-capitalized regulatory capital ratios would not be affected by this potential non-cash expense. Sterling anticipates the analysis will be completed prior to filing its Quarterly Report on Form 10-Q for the period ended June 30, 2009 with the SEC in early August 2009.

Second-Quarter 2009 Earnings Conference Call

Sterling will host a conference call for investors the morning of July 24, 2009, at 8:00 a.m. PDT to discuss the company's financial results. A live audio webcast of the conference call can be accessed at the company's website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the audio webcast icon. Additionally, investors may listen to the live conference call by telephone. To participate in the conference call, domestic callers should dial 517-308-9194 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password "STERLING" to enter the call. A webcast replay of the conference call will be available on the company's website approximately one hour following the completion of the call. The webcast replay will be offered through September 15, 2009.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of June 30, 2009, Sterling Financial Corporation had assets of $12.40 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling's website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements, which are not historical facts and pertain to Sterling's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

1 For a reconciliation to reported pretax income see Exhibit A of the Selected Financial Data. Management believes that this presentation of non-GAAP results provides useful information to investors regarding the effects of the credit cycle on the company's reported results of operations.

CONTACT:
Investor Contacts:
Sterling Financial Corporation
EVP/Chief Financial Officer
Daniel G. Byrne, 509-458-3711
or
VP/Investor Relations Director
Deborah L. Wardwell, CFA, 509-354-8165
or
Media Contact:
Sterling Savings Bank
VP/Communications Manager
Cara Coon, 509-626-5348